Exhibit 4.3

STOCK ESCROW AGREEMENT

       THIS STOCK ESCROW AGREEMENT is dated as of the 2nd day of September, 2009 ("Agreement"), is made by and among Verbena Pharmaceuticals Inc., a Nevada corporation ("Company"), those certain selling shareholders listed on Exhibit A attached hereto, and Diane D. Dalmy, Attorney at Law ("Escrow Agent").

WHEREAS, the Company is undertaking an offering of securities pursuant to Rule 419 promulgated under the Securities Act of 1933, as amended (the “Offering”); and

       WHEREAS, pursuant to Rule 419, each Selling Shareholder (as defined in the Registration Statement) will be required to as a condition of the Offering to deposit its shares of common stock of the Company, as set forth opposite their respective names in the Registration Statement (collectively "Selling Shareholder Shares"), in escrow as hereinafter provided; and

WHEREAS, the Company desires that the Escrow Agent accept the Selling Shareholder Shares (collectively “Escrow Shares”), in escrow, to be held and disbursed as hereinafter provided.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

       1. APPOINTMENT OF ESCROW AGENT. The Company hereby appoints the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

       2. DEPOSIT OF ESCROW SHARES. Within ten business days from the effective date of a Registration Statement filed in accordance with Rule 419 (the “Effective Date”), each of the Selling Shareholders shall deliver to the Escrow Agent certificates representing its respective Selling Shareholder Shares, to be held and disbursed subject to the terms and conditions of this Agreement.

       3. DISBURSEMENT OF THE ESCROW SHARES. The Escrow Agent shall hold the Escrow Shares until the earlier of (i) eighteen (18) months following the date of a business combination; (ii) liquidation of the Company; or (iii) such date on which the Escrow Agent receives instructions for release from the Company ("Escrow Period"), on which date it shall, upon written instructions from each Selling Shareholder, disburse each of the Escrow Shares as directed by the Company. Upon disbursement of the Escrow Shares, the Escrow Agent shall have no further duties hereunder and this Agreement shall terminate.

4. RIGHTS OF SELLING SHAREHOLDER IN ESCROW SHARES.

       4.1 VOTING RIGHTS AS A STOCKHOLDER. The Selling Shareholder shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

       4.2 DIVIDENDS AND OTHER DISTRIBUTIONS IN RESPECT OF THE ESCROW SHARES. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Selling Shareholders, but all dividends payable in stock or other non-cash property ("Non-Cash Dividends") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term "Escrow Shares" shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

       4.3 RESTRICTIONS ON TRANSFER. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of Selling Shareholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Selling Shareholder, or (iii) pursuant to a qualified domestic relations order; PROVIDED, HOWEVER, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, the Selling Shareholder shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.  Notwithstanding all of the foregoing, the Selling Shareholder may gift any of its shares. Such gift shall be effective when a Gift Share Acceptance Letter is presented to Escrow Agent. Escrow Agent shall then deduct from the Selling Shareholder Shares the number of shares so gifted and transfer them on Escrow Agent’s records to the donee.

5. CONCERNING THE ESCROW AGENT.

       5.1 GOOD FAITH RELIANCE. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

       5.2 INDEMNIFICATION. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

       5.3 COMPENSATION. The fee of the Escrow Agent for the services rendered to each Selling Shareholder under this Agreement shall be two hundred fifty dollars ($250) which shall be paid within ten (10) days of execution of this Agreement by each said Shareholder. The fee agreed upon for services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. However, in the event that the conditions of this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated by the Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification thereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party or justifiably intervenes in any litigation pertaining to this Agreement, or the subject matter hereof, the Purchasers shall, upon written notice, pay and assume their proportionate responsibility for all such extraordinary expenses (including, but not limited to, reasonable attorneys’ fees, costs, filing fees, and disbursements), occasioned by any delay, controversy, litigation or event. The Escrow Agent shall not have any responsibility for any of such extraordinary expenses.

       5.4 FURTHER ASSURANCES. From time to time on and after the date hereof, the Company and the Initial Stockholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

       5.5 RESIGNATION. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

       5.6 DISCHARGE OF ESCROW AGENT. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 LIABILITY. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. MISCELLANEOUS.

6.1 GOVERNING LAW. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Virginia.

       6.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

       6.5 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Verbena Pharmaceuticals Inc.
843 Persimmon Lane
Langhorne, PA 19047

If to a Selling Shareholder, to his address as set forth in Exhibit A.

and if to the Escrow Agent, to:

Diane D. Dalmy
Attorney at Law
8965 W. Cornell Place
Lakewood, Colorado 80227
303.985.9324 (telephone)
303.988.6954 (fax)
Email: ddalmy@earthlink.net

       The parties may change the persons and addresses to which the notices or other  communications  are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

       6.6 LIQUIDATION OF THE COMPANY. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate an acquisition within the time period(s) specified in its registration statement.

WITNESS the execution of this Agreement as of the date first above written.

ESCROW AGENT:

DIANE D. DALMY

Name: Diane D. Dalmy

COMPANY:

VERBENA PHARMACEUTICALS INC.

By:
Name: Robert Schneiderman
Title: President

EXHIBIT A

		Total Number Of Shares	Total Shares to Be	Percentage of Shares
		To Be Offered For	Owned Upon	owned Upon
	Shares Owned Prior to	Selling Shareholders	Completion of	Completion of
Name of Selling Shareholders	This Offering	Account	this Offering	This Offering

Allett, Janet	500	500	nill	nill
Allett, Jon	500	500	nill	nill
Bancroft, Keith	500	500	nill	nill
Bancroft, Lavern	500	500	nill	nill
Bancroft, Robert	500	500	nill	nill
Bancroft, Sandra	500	500	nill	nill
Bancroft, Stacey	500	500	nill	nill
Bard-Struck, Deanna	500	500	nill	nill
Buffa, Gaetano	500	500	nill	nill
Buffa, Mildred	500	500	nill	nill
Buffa, Renee	500	500	nill	nill
Charles, Andy	500	500	nill	nill
Charles, Linda	500	500	nill	nill
Cheek, Jordan	500	500	nill	nill
Cheek, Sarah	500	500	nill	nill
Cool, Alice	500	500	nill	nill
Cool, Janine	500	500	nill	nill
Cool, Larry	43,450	43,450	nill	nill
Coons, William	500	500	nill	nill
Crocker, Carol	500	500	nill	nill
Curtin, Letha	500	500	nill	nill
Curtin, Raymond	500	500	nill	nill
Curtin, Tim	500	500	nill	nill
Curtiss, David	500	500	nill	nill
Curtiss, Joann	500	500	nill	nill
Curtiss, Tara	500	500	nill	nill
Dolan, Terri	500	500	nill	nill
Edenburn, Robert	500	500	nill	nill
Feltrin, Jackie	500	500	nill	nill
Foss, Mark	500	500	nill	nill
Lynch, Shella	500	500	nill	nill
Lynch, Willie	500	500	nill	nill
McAvinchey, Robert	500	500	nill	nill
Ondrias, Brandon	500	500	nill	nill
Ondrias, Lisa	500	500	nill	nill
Red, James	500	500	nill	nill
Schauld, Stephanie	500	500	nill	nill
Schlaud, John	500	500	nill	nill
Struck, Amanda	500	500	nill	nill
Tower, Larry	500	500	nill	nill
Tower, Lila	500	500	nill	nill
Tower, William	500	500	nill	nill
William Tower Jr	500	500	nill	nill
Wright, John	500	500	nill	nill
Wright, Judy	500	500	nill	nill
J B S Capital	24,500,000	24,500,000	nill	nill
Steven Urbanski	9,100,000	9,100,000	nill	nill
Aaron Snyder	1106	1106	nill	nill
Amy Snyder	1106	1106	nill	nill
Bethany Snyder	1106	1106	nill	nill
Rachel Wengrow	1106	1106	nill	nill
Andrea Schneiderman	1106	1106	nill	nill
Joseph Urbanski	1106	1106	nill	nill
Kathi Urbanski	1106	1106	nill	nill
Mary Richardson	1106	1106	nill	nill
Karen D’Amico	1106	1106	nill	nill
Michael Urbanski	1106	1106	nill	nill
Craig A. Smith	1106	1106	nill	nill
Lauren T. Smith	1106	1106	nill	nill
Kipton P. Hirschbach	1106	1106	nill	nill
Richard M. Devine	1106	1106	nill	nill
Colleen M. Devine	1106	1106	nill	nill
Pamela Morse	1001	1001	nill	nill